EXHIBIT 12.1

CAPSTEAD MORTGAGE CORPORATION

COMPUTATION OF RATIO OF NET INCOME TO FIXED CHARGES AND RATIO OF NET

INCOME TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(In thousands, except ratios)

(Unaudited)

Computation of ratio of net income to fixed charges:

	Nine Months Ended September 30, 2011
		Year Ended December 31,
		2010	2009	2008	2007	2006
Fixed charges	$48,337	$56,251	$128,830	$258,453	$275,648	$235,521

Fixed charges	$48,337	$56,251	$128,830	$258,453	$275,648	$235,521
Net income	118,236	126,896	129,263	125,923	24,713	3,843

	$166,573	$183,147	$258,093	$384,376	$300,361	$239,364

Ratio of net income to fixed charges	3.45:1	3.26:1	2.00:1	1.49:1	1.09:1	1.02:1

Computation of ratio of net income to combined fixed charges and preferred stock dividends:

	Nine Months Ended September 30, 2011
		Year Ended December 31,
		2010	2009	2008	2007	2006
Fixed charges	$48,337	$56,251	$128,830	$258,453	$275,648	$235,521
Preferred stock dividends	15,223	20,233	20,239	20,251	20,256	20,256

Combined fixed charges and preferred stock dividends	$63,560	$76,484	$149,069	$278,704	$295,904	$255,777

Fixed charges	$48,337	$56,251	$128,830	$258,453	$275,648	$235,521
Net income	118,236	126,896	129,263	125,923	24,713	3,843

	$166,573	$183,147	$258,093	$384,376	$300,361	$239,364

Ratio of net income to combined fixed charges and preferred stock dividends	2.62:1	2.39:1	1.73:1	1.38:1	1.02:1

Deficiency of net income (before fixed charges) to combined fixed charges and preferred stock dividends						$16,413